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                                                                       Exhibit 5

[MASLON EDELMAN BORMAN & BRAND LETTERHEAD]

                                 August 28, 1998


                     Cafe Odyssey, Inc.
                     4801 West 81st Street, Suite 112
                     Bloomington, Minnesota   55437

                        Re:  Registration Statement on Form S-8

                     Ladies and Gentlemen:

                        We have acted on behalf of Cafe Odyssey, Inc. (the
                    "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to 250,000 shares of Common Stock, $.01 par value (the "Shares") to be issued by the Company under the 1998 Director Stock Option Plan (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

                        1. The Company is a validly existing corporation in good
                    standing under the laws of the State of Minnesota.

                        2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

                        We hereby consent to the filing of this opinion as an
                    exhibit to the Registration Statement.

                                             Very truly yours,

                                             Maslon Edelman Borman & Brand, LLP